UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                         -------------------------------
                         WASHINGTON, D.C. 20549
 FORM 3
                                                      OMBAPPROVAL
                                           |-----------------------------------|
                                             | OMB Number:    3235-0104        |
                                             | Expires: September 30, 1998     |
                                             | Estimated average burden        |
                                             | hours per response......0.5     |
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

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
30(f) of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------

1. Name and Address   | 2.  Date of Event         | 4.  Issuer Name and Ticker
Of Reporting Person*  |     Requiring Statement   |        or Trading Symbol

   Berkowitz, Ivan    |            (02/09/98)     |   HMG Worldwide Corporation (HMGC)
- ----------------------------------------------------------------------------------------------------------------
   (Last)  (First)    | 3.  IRS or Social Security| 5.Relationship of Reporting Person(s) | 6. If Amendment,
                      |  Number of                |   to Issuer  (Check all applicable)   |   Date of Original
                      |   Reporting Person        | __X__Director        _____10% Owner   |  (Month/Day/Year)
                      |     (Voluntary)           | _____Officer (give   _____Other(specify
                                                           title below)             below)|

                                                     -----------------------------
-------------------------------------------------------------------------------------------------------------------
322 West 72nd Street
-----------------------------------|
             (Street)

New York, New York      10023
-----------------------------------|
(city)     (State)       (zip)



-----------------------------------------------------------------------------------------------------
                TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

---------------------------------------------------------------------------------------------------
1. Title of Security |2.Amount of Securities| 3. Ownership       | 4. Nature of Indirect Beneficial
   (Instr. 4)        |  Beneficially Owned  |    Form: Direct    |    Ownership (Instr. 5)
                     |  (Instr. 4)          |    (D) or Indirect |
                     |                      |    (I) (Instr. 5)  |

---------------------------------------------------------------------------------------------------
COMMON STOCK         |    2,650             |        D           |
                     |                      |                    |

---------------------|----------------------|--------------------|---------------------------------
COMMON STOCK         |    640,000           |        I           |*(1)

---------------------|----------------------|--------------------|---------------------------------
                     |                      |                    |

---------------------|----------------------|--------------------|---------------------------------
                     |                      |                    |

---------------------|----------------------|--------------------|---------------------------------
                     |                      |                    |

---------------------|----------------------|--------------------|---------------------------------
                     |                      |                    |

---------------------|----------------------|--------------------|---------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



FORM 3 (CONTINUED)

                 TABLE 11 - DERIVATIVE SECURITIES BENEFICIALLY OWNED
               (E.G., CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


----------------------------------------------------------------------------------------------------------------------
1. Title of Derivative| 2.  Date Exer-       |  3.  Title and Amount   | 4.Conversion or|5.Ownership  | 6.  Nature Of
   Security (Instr. 4)|     cisable and      |      of Securities      |   Exercise     |Form of      |     Indirect

                      |     Expiration Date  |      Underlying         |   Price of     |Derivative   |     Beneficial

                      |     (Month/Day/Year) |      Derivative         |   Derivative   |Security:    |     Ownership

                      |                      |      Security           |   Security     |Direct (D)   |     (Instr. 5)
                      |                      |      (Instr. 4)         |                |or Indirect  |
                      |                      |                         |                |(I)(Instr. 5)|
                      |------------------------------------------------|                |             |
                      | Date    | Expira-|    Title      |  Amount or  l                l             l
                      | Exer-   | tion   |               |  Number of  |                |             |
                      | cisable | Date   |               |  Shares     |                |             |

----------------------|---------|--------|---------------|-------------|----------------|-------------|----------------
  WARRANTS            |10/01/97 |09/30/02| COMMON STOCK  |   100,000   |     1.25       |     D       |
----------------------|---------|--------|---------------|-------------|----------------|-------------|----------------
  STOCK OPTION        |02/09/98 |02/09/08| COMMON STOCK  |   30,000    |     1.25       |     D       |
----------------------|---------|--------|---------------|-------------|----------------|-------------|----------------
                      |         |        |               |             |                |             |
----------------------|---------|--------|---------------|-------------|----------------|-------------|----------------
                      |         |        |               |             |                |             |
----------------------|---------|--------|---------------|-------------|----------------|-------------|----------------
                      |         |        |               |             |                |             |
----------------------|---------|--------|---------------|-------------|----------------|-------------|----------------
                      |         |        |               |             |                |             |
----------------------|---------|--------|---------------|-------------|----------------|-------------|----------------

Explanation of Responses:

*(1) 640,000 SHARES OF COMMON STOCK ARE OWNED BY GREAT COURT ANALYSIS, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY. MR. BERKOWITZ IS A MEMBER OF THAT COMPANY.




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


     /s/ Ivan Berkowitz                 2/18/98
    ----------------------------      -------------
    ** Signature of Reporting Person       Date


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.